Exhibit 99.2

2012 Third Quarter Financial Highlights Roger W. Stone Chairman and Chief Executive Officer Andrea K. Tarbox Vice President and Chief Financial Officer October 30, 2012

Forward Looking Statements The information in this presentation and statements made during this presentation may contain certain forward-looking statements within the meaning of federal securities laws. These statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, any forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports. The Company disclaims any obligation to revise or update such statements to reflect the occurrence of events after the date of this presentation. This presentation refers to non-U.S. GAAP financial information. A reconciliation of those numbers to U.S. GAAP financial measures is available on the company’s website at KapStonePaper.com under Investors. Forward-Looking Statements Non-GAAP Financial Measures Risk Factors 2

3 Q3 Net Sales and Adj. EBITDA Hit New Records Q3 Net Sales KapStone Continues at Strong Pace USC provided $99 million of revenue in Q3 2012 USC provided $10 million of Adj. EBITDA in Q3 2012 Integration and realization of synergies proceeding on target

4 Operating Cash Flows Powerful Cash Flow Generator $ in Millions Operating cash flow of $117 million generated for first 9 months of 2012 FCF of $76 million generated for first 9 months of 2012. CAPEX of $41 million including $8 million for USC IT systems Delivering Substantial Cash Flows

Quarter Comparison 5 *Adjusted to exclude non-cash stock compensation and acquisition related costs ($ in Millions, except per share data) Q3 2012 Q3 2011 Inc/(Dec) Q2 2012 Inc/(Dec) Net Sales $310 $216 44% $306 1% EBITDA $47 $42 12% $47 ---% Adj. EBITDA* $49 $42 17% $50 (2%) Net Income $18 $16 13% $18 --% Adj. Net Income* $20 $17 18% $20 --% Diluted EPS $0.38 $0.35 9% $0.39 (3%) Adj. Diluted EPS* $0.41 $0.36 14% $0.42 (2%)

6 Components of Net Sales Avg. Revenue per Ton Domestic CB DuraSorb Kraft Paper Kraftpak Product Mix Desktop.lnk

Acquisition Drives Increased Sales and Adjusted EBITDA 7 Q3 2012 Compared to Q3 2011 Acquisition added $99 million in revenues and $10 million of adjusted EBITDA Average revenue per ton was down $14 On lower export containerboard prices, down $60 per ton, due to slow recovery from Q4 2011 Less favorable product mix Planned outages were favorable due to the delay of Charleston’s to Q4 2012 Productivity was down primarily due to flooding at our Roanoke Rapids mill and unplanned downtime at our Charleston mill Exchange rates negatively impacted results by $1 million reflecting an 11% weaker euro Net Sales $ in Millions

Net Sales Up but Adjusted EBITDA Declines Slightly 8 Q3 2012 Compared to Q2 2012 Higher volume reflects increased domestic containerboard and kraft paper shipments Partially offset by lower Durasorb sales due to less Asian demand Higher prices of kraft paper and export containerboard Less planned outage work was performed in Q3 2012 than Q2 2012 Less favorable productivity primarily due to flooding at our Roanoke Rapids mill and less favorable mill operations at Charleston Net Sales

9 Balance Sheet Net debt at September 30, 2012 was $270 million, down $27 million from Q2 Debt to EBITDA ratio of 1.68 times at September 30, 2012 per the bank agreement Interest rate of 1.97 at September 30, 2012 No principal payments due until June 30, 2014 Liquidity $143 million revolver availability Accordion provision in credit facility at $450 million Capex for 2012 expected to be approximately $64 million

Summary of Key Assumptions for Q4 2012 Market conditions Partial realization of $50 per domestic ton CB price increase estimated at $7 million Export CB prices should increase $20 per ton Seasonally less favorable product mix Lower DuraSorb ® and Kraftpak ® sales; higher export sales Healthy order backlogs Operations Planned maintenance Annual Roanoke Rapids mill planned outage $11 million and 10,400 tons of lost production Charleston mill outages planned $8 million and no lost tons ($4 million deferred from Q3) Annual Cowpens mill planned outage $1 million and 2,000 tons of lost production 10

Summary of Key Assumptions for Q4 2012 Operations (cont.) Lower OCC costs Seasonally higher wood costs Tax rates 36.4% effective tax rate in Q4 2012 Cash tax rate for 2012 expected to be about 10% FX Negative compared to 2011 – Average rate for Q4 2011 was 1.36 Potential $1-2 million negative impact in Q4 2012 compared to Q4 2011 11